Exhibit 5.1

Suite 300, 204 Black Street Whitehorse, Yukon Y1A 2M9 Telephone: 867-668-5252 Fax: 867-668-5251 E-mail: lackowicz.shier@yukonlaw.com
Barristers & Solicitors

in association with

Reply Attention To: Paul W. Lackowicz Our File No: 35974 September 17, 2009
SXC Health Solutions Corp.
2441 Warrenville Road
Suite 610
Lisle, Illinois
60532-3642
Dear Sirs/Mesdames:
     Re: SXC Health Solutions Corp. (the “Corporation”)
     We act as Yukon counsel to the Corporation. We have been requested by the Corporation to provide to you the following opinion in connection with the filing of a preliminary prospectus supplement to the Registration Statement dated September 14, 2009 (the “Preliminary Prospectus Supplement”) and a prospectus supplement to the Registration Statement dated September 17, 2009 (the “Final Prospectus Supplement”) under the Securities Act of 1933 as amended, relating to the issuance and sale by the Corporation of up to 5,175,000 common shares (the “Shares”), including 675,000 common shares for which the underwriters have been granted an over-allotment option pursuant to an underwriting agreement dated September 17, 2009 (the “Underwriting Agreement”) among the Corporation and J.P. Morgan Securities Inc., as representative of the several underwriters listed in Schedule 1 to the Underwriting Agreement, J.P. Morgan Securities Canada Inc., Paradigm Capital Inc. and Versant Partners Inc.
Scope of Review
     In connection with the opinions hereinafter expressed, we have examined and relied upon faxed or e-mailed copies of the following:
a.	the Underwriting Agreement;

b.	the Registration Statement;

c.	the Preliminary Prospectus Supplement;

d.	the Final Prospectus Supplement;

Paul W. Lackowicz	Daniel S. Shier	Debbie P. Hoffman
Lori A. Lavoie	Brenda F. Smichura-Jerome	Norah E. Mooney

File No. 35974
e.	a certificate of the Senior Vice President, General Counsel and Corporate Secretary of the Corporation dated September 17, 2009 certifying resolutions of the directors of the Corporation made on September 4, 2009.
     We have received and reviewed a Certificate of Status for the Corporation issued on September 17, 2009 by the Yukon Registrar of Corporations under the Business Corporations Act (Yukon) (the “YBCA”).
     We have also examined the articles and by-laws contained in the Corporation’s minute book.
Assumptions
     In rendering this opinion, we have assumed:
a.	The genuineness of all signatures;

b.	The authenticity and completeness of all documents submitted to us as originals;

c.	The conformity to original documents and the completeness of all documents submitted to us or received by us as conformed copies, certified copies, photocopies, e-mailed or facsimile transmissions, and the authenticity of the originals where certified copies, photocopies, e-mailed or facsimile transmissions have been submitted or received;

d.	The accuracy, completeness and truth of all facts set forth in corporate records or official public records and certificates and any other documents, certificates or records supplied by corporate or public officials and the identity and capacity of all individuals acting or purporting to act as such;

e.	The Shares will be unconditionally delivered by the Corporation; and

f.	The Corporation will receive the consideration for the Shares, and to the extent that property or service is received as consideration, it is not less in value than the fair equivalent of the money that the Corporation would have received if such shares had been issued for money.
Practice Restriction
     We are solicitors qualified to carry on the practice of law in the Yukon Territory only and we express no opinion as to any laws or matters governed by the laws other than the Yukon Territory and the federal laws of Canada applicable therein in effect as at the date of this opinion.
     We act only as the Registered Office for the Corporation in the Yukon Territory and have not been and are not regular counsel to the Corporation in any business transactions or litigation. We have reviewed the documents noted above in the section headed “Scope of Review”, but we have not participated in the negotiation of their terms or the drafting thereof.

File No. 35974
     For purposes of our opinion in paragraph 1 below as to the good standing of the Corporation, we have relied exclusively on the Yukon Certificate and have assumed no changes in the status of the Corporation since the date of such certificate.
     This opinion is given to you as of the date hereof and we disclaim any obligation to advise you of any change after the date hereof in any matter set forth herein, and we express no opinion as to the effect of any subsequent course of dealing or conduct between the parties referred to herein.
Opinions
     Subject to the foregoing, we are of the opinion that:
1. The Corporation is a company duly organized, validly existing and in good standing under the Business Corporations Act (Yukon).
2. The Shares to be issued and sold by the Corporation have been duly authorized for issuance and, when such Shares are issued and paid for in accordance with the terms and conditions of the Underwriting Agreement, such shares will be validly issued as fully paid and non-assessable common shares of the Corporation.
     This opinion is furnished solely for the benefit of the addressee hereof for the purposes described herein and may not be used, circulated, quoted, relied upon or distributed, or otherwise referred to by any other person or entity or for any other purpose without our prior written consent.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Registration Statement.

Yours very truly,

LACKOWICZ, SHIER & HOFFMAN /s/ Lackowicz, Shier & Hoffman